Exhibit 21.1
Twist Bioscience Corporation Subsidiaries
Twist Bioscience Corporation has the following subsidiaries:
1.    Twist Bioscience Worldwide, a Cayman Islands exempted company.
2.    Genome Compiler Corporation, a Delaware corporation, which itself owns Twist Bioscience Israel Ltd. (formerly “Genome Compiler Israel Ltd.”), an Israel limited liability company.
3.    Twist Bio Computing, LLC, a Delaware limited liability company.
4.    Twist Pharmaceutical Solutions, LLC, a Delaware limited liability company.
5.    Twist Bioscience Singapore PTE. LTD., a Singapore company, which itself owns Twist Bioscience (China) Limited, a Chinese limited liability company.
6.    iGenomX International Genomics, LLC, a Delaware limited liability company.
7.    Twist Bioscience Netherlands B.V., a private limited company incorporated under Dutch law, which itself owns each of Twist Bioscience UK Ltd, a private limited company incorporated under the laws of England and Wales and Twist Bioscience Germany GmbH, a German limited liability company.
8.    AbX Biologics, Inc., a Delaware corporation.